UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Communications Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMUNICATIONS SYSTEMS, INC.

213 South Main Street
Hector, Minnesota 55342
(320) 848-6231

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 25, 2006

Notice is hereby given that the Annual Meeting of Shareholders of Communications Systems, Inc. (the “Company”) will be held at the Company’s offices located at 6475 City West Parkway, Eden Prairie, Minnesota, on Thursday, May 25, 2006 beginning at 3:00 p.m., Central Daylight Time, for the following purposes:

1.                To elect two (2) directors to hold office until the 2009 Annual Meeting of Shareholders or until their successors are elected.

2.                To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 31, 2006 as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors
Paul N. Hanson,
Secretary

Hector, Minnesota
April 10, 2006

If you expect to attend the Annual Meeting of Shareholders and are not familiar with the location of the
Company’s offices in Eden Prairie, Minnesota, we recommend you call
1-800-852-8662 and request that directions be sent to you by mail, email or fax.

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT

TABLE OF CONTENTS

GENERAL INFORMATION	1
Information Regarding the Annual Meeting	1
Solicitation and Revocation of Proxies	1
Voting Securities and Record Date	1
CORPORATE GOVERNANCE AND BOARD MATTERS	2
General	2
The Board, Board Committees and Meetings	2
Director Independence	3
Director Nominations	4
Director Compensation	4
Code of Ethics and Business Conduct	5
PROPOSALS	5
Proposal One: Election of Directors	5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	7
Summary Ownership Table	7
Section 16(a) Beneficial Ownership Reporting Compliance	8
EXECUTIVE COMPENSATION AND OTHER INFORMATION	9
Summary of Cash and Certain Other Compensation	9
Compensation Committee Interlocks and Insider Participation in Compensation Decisions	10
COMPENSATION COMMITTEE REPORT	10
Compensation Policies	10
Compensation Elements	11
Chief Executive Officer Compensation	12
Conclusion	12
COMPARATIVE STOCK PERFORMANCE	13
THE COMPANY’S AUDITORS	13
Principal Accountant Fees and Services	14
Audit Committee Pre-approval Policies and Procedures	14
AUDIT COMMITTEE REPORT	14
CERTAIN TRANSACTIONS	15
Transactions and Shared Management with Hector Communications Corporation	15
OTHER INFORMATION	16
Contacting the Board of Directors	16
Shareholder Proposals for 2007 Annual Meeting	16
Other Matters; Annual Report	17

i

COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT

GENERAL INFORMATION

Information Regarding the Annual Meeting

This Proxy Statement is furnished to the shareholders of Communications Systems, Inc. (“CSI” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders that will be held at the Company’s offices at 6475 City West Parkway, Eden Prairie, Minnesota, on Thursday, May 25, 2006, beginning at 3:00 p.m., Central Daylight Time, or at any adjournment or adjournments thereof. The cost of this solicitation will be paid by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Solicitation and Revocation of Proxies

Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a proxy by written request or in person at the Annual Meeting. If not so revoked, the shares represented by such proxy will be voted by the persons designated as proxies in favor of the matters indicated. In the event any other matters that properly come before the meeting require a vote of shareholders, the shares represented by the proxies will be voted by persons named as proxies in accordance with their judgment on such matters. The Company’s corporate offices are located at 213 South Main Street, Hector, Minnesota 55342, and its telephone number is (320) 848-6231. The mailing of this Proxy Statement to shareholders of the Company commenced on or about April 11, 2006.

Voting Securities and Record Date

The total number of shares outstanding and entitled to vote at the meeting as of March 31, 2006 consisted of 8,720,133 shares of $.05 par value Common Stock. Only shareholders of record at the close of business on March 31, 2006 will be entitled to vote at the meeting. Each share of Common Stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on any particular item of business would not constitute a quorum for the transaction of business at the meeting, then that item must be approved by holders of a majority of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will be tabulated at the meeting to determine whether or not a quorum is present. Abstentions on a particular item of business will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining approval of the matter. For shares held in street name, if a broker indicates on the proxy that it does not have discretionary authority as to such shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter, but they are counted as present for the purpose of determining the presence of a quorum.

CORPORATE GOVERNANCE AND BOARD MATTERS

General

Our Board of Directors is committed to sound and effective corporate governance practices. We periodically review our governance policies and practices and compare them to those suggested by authorities in corporate governance and the practices of other public companies. We also review the provisions of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission (the “SEC”) and listing standards of the American Stock Exchange (“AMEX”) to ensure our continued compliance.

You can access our corporate governance charters and other related materials in the “Investor Resources” section of our website under “Corporate Governance” at http://www.commsystems.com or by writing to our Corporate Secretary at:  Communications Systems, Inc., 213 South Main Street, Hector, Minnesota 55342, or by sending an e-mail to our Corporate Secretary at paulh@commsysinc.com.

The Board, Board Committees and Meetings

Meeting Attendance.   Our Board of Directors meets regularly during the year to review matters affecting our Company and to act on matters requiring Board approval. Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. During 2005, the Board of Directors met four times. Each of our directors attended at least 75% of the meetings of the Board and committees on which he or she served. With the exception of Messrs Paul Anderson and Randall D. Sampson, all of our directors attended our 2005 Annual Meeting of Shareholders.

Board Committees.   Our Board of Directors has established the following committees: Audit, Compensation, Governance and Nominating, Finance and Executive. Only members of the Board serve on these committees. Following is information about each committee.

Audit Committee.   The Audit Committee is responsible for the engagement, retention and replacement of the independent auditors, approval of transactions between the Company and a director or executive officer unrelated to service as a director or officer, approval of non-audit services provided by the Company’s independent auditor, oversight of the Company’s internal controls and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. The Deloitte Entities, the Company’s independent public accountants, report directly to the Audit Committee. The Audit Committee operates under a formal charter that was most recently amended in, 2004. Each of the members of the Audit Committee is independent as defined by SEC and AMEX listing standards. The current members of the Audit Committee are Edwin C. Freeman, Paul J. Anderson and Luella G. Goldberg and the Board of Directors has determined that Edwin C. Freeman qualifies as the Committee’s financial expert. The Audit Committee met six times during 2005. The report of the Audit Committee is found on page 14.

Compensation Committee.   The Compensation Committee provides oversight of the overall compensation strategy of the Company, reviews and recommends to the Board of Directors the compensation of the Company’s Chief Executive Officer and the other executive officers, administers the Company’s equity based compensation plans and oversees the Company’s 401(k) plan and similar employee benefit plans. The Compensation Committee operates under a charter approved by the Board. Each of the members of the Compensation Committee is independent under AMEX listing standards. The Compensation Committee met two times during 2005. The current members of the Compensation Committee are Gerald D. Pint, Luella G. Goldberg and Frederick M. Green. The report of the Compensation Committee is found on page 10.

Governance and Nominating Committee.   The Governance and Nominating Committee is responsible for reviewing the size and composition of the Board, identifying individuals qualified to become Board members, recommending to the Board of directors nominees to be elected at the annual meeting of shareholders, reviewing the size and composition of the Board committees, facilitating Board self assessment and reviewing and advising regarding strategic direction and strategic management. The Committee operates under a charter approved by the Board. The current members of the Governance and Nominating Committee are Luella G. Goldberg, Gerald D. Pint and Paul J. Anderson. Each of the members of the Governance and Nominating Committee is independent under AMEX listing standards. The Committee met three times during 2005.

Finance Committee.   The Finance Committee is responsible for reviewing and approving the Company’s annual business plan and related operating budgets. The Finance Committee interfaces with the Compensation Committee with respect to implementing compensation policies that support the Company’s annual business plan. The Finance Committee is also responsible for overseeing and making recommendations about the financial operating policies and procedures relating to matters such as investment of excess cash, management of accounts receivable and inventory, purchases of capital equipment, travel, and employee benefits and perquisites. The current members of the Committee are Wayne E. Sampson, Chair, Edwin C. Freeman, Curtis A. Sampson, and Randall D. Sampson. The Finance Committee met two times during 2005.

Executive Committee.   Pursuant to authorization in the bylaws, the Executive Committee has the authority to act on behalf of the Board of Directors and the Company with respect to matters requiring Board action that arise between meetings of the Board or otherwise as it has been authorized to act by the Board of Directors. The current members of the Committee are Edwin C. Freeman, Gerald D. Pint, Curtis A. Sampson and Wayne E. Sampson. While members of the Executive Committee were consulted informally during the year, this committee did not formally meet in 2005.

Director Independence

The Board of Directors has adopted director independence guidelines that are consistent with the definitions of “independence” set forth in Section 301 of the Sarbanes-Oxley Act of 2002, Rule 10A-3 under the Securities Exchange Act of 1934 and AMEX listing standards. In accordance with these guidelines, the Board of Directors has reviewed and considered facts and circumstances relevant to the independence of each of our directors and director nominees and has determined that each of the following directors qualifies as “independent” under AMEX listing standards:  Paul J. Anderson, Edwin C. Freeman, Luella G. Goldberg, Frederick M. Green and Gerald D. Pint.

Director Nominations

Our Governance and Nominating Committee is the standing committee responsible for recommending to our full Board of Directors the nominees for election as directors at our annual shareholder meetings. In making its recommendations, the Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board, and works with management in attracting candidates with those qualifications. In making its recommendations, the Committee considers, among other things, relevant experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business, relationships and associations related to the Company’s business, personal health and a willingness to devote adequate time and effort to Board responsibilities, all in the context of an assessment of the perceived needs of the Company.

Although we have never received a submission in the past, the Governance and Nominating Committee will consider qualified candidates for director that are submitted by our shareholders. Shareholders can submit qualified candidates, together with appropriate biographical information, to the Governance and Nominating Committee at:  Communications Systems, Inc., 213 South Main Street, Hector, Minnesota 55432. Submissions will be forwarded to the Governance and Nominating Committee for review and consideration. Any stockholder desiring to submit a director candidate for consideration at our 2007 Annual Meeting of shareholders must ensure that the submission is received by the Company no later than December 31, 2006 in order to provide adequate time for the Governance and Nominating Committee to properly consider the candidate. A shareholder wishing to formally nominate a director candidate should follow the procedure hereafter set forth under the caption “Other Information—Shareholder Proposals for 2007 Annual Meeting—Shareholder Nominations.”

Director Compensation

All directors, other than Curtis A. Sampson, receive a monthly retainer of $1000, plus $1400 for each Board meeting attended and $1200 for each committee meeting attended, and $500 for each Board or committee meeting in which the director participates by phone. In addition, chairs of standing committees of the Board receive an annual fee of  $1000. Messrs. Freeman, Wayne. Sampson and Pint, in consideration for their additional services as members of the Executive Committee, are paid an additional monthly retainer of $250. Mr. C. Sampson received no additional cash compensation for service on the Board.

Presently, each non-employee member of the Board of Directors receives, at the time of the annual meeting of the shareholders, an option to purchase 3,000 shares of the Company’s Common Stock. Each director’s option is granted at a price equal to the fair market value of the Company’s Common Stock on the date of grant and is exercisable over a ten-year period beginning six months after the date the option is granted.

Code of Ethics and Business Conduct

We have a Code of Ethics and Business Conduct (the “Code”) applicable to all of the Company’s officers, directors, employees and consultants that establishes guidelines for professional and ethical conduct in the workplace. The Code also contains a special set of guidelines applicable to the Company’ senior financial officers, including the chief executive officer, principal financial officer, principal accounting` officer, and others involved in the preparation of the Company’s financial reports, that are intended to promote the ethical handling of conflicts of interest, full and fair disclosure in periodic reports filed by the Company and compliance with laws, rules and regulations concerning such periodic reporting. A copy of the Code is available on the “Investor Resources” page of our website at http://www.commsystems.com/ under “Corporate Governance” and is also available, without charge, by writing to the Company’s Corporate Secretary at:  Communications Systems, Inc., 213 South Main Street, Hector, Minnesota 55342.

PROPOSALS

Proposal One:  Election of Directors

The Board of Directors is presently comprised of eight director positions, divided into three classes, with each class of directors serving staggered three-year terms. The Governance and Nominating Committee has nominated and the Board of Directors recommends that the Company’s shareholders elect, Paul J. Anderson and Wayne E. Sampson, each of whom currently serves as a director, for a three-year term expiring in 2009. The term of director Frederick M. Green also expires at the 2006 Annual Meeting and Mr. Green has advised the Board that he does not wish to stand for reelection at the expiration of his current term. Accordingly, in connection with action on director nominees at the Annual Meeting, shareholders will be asked to approve an amendment of the bylaws to reduce the size of the Board to seven directors pending the appointment or election of a director to fill the vacancy resulting from Mr. Green’s decision not to stand for re-election. The Board of Directors believes that each nominee named above will be able to serve as a director, however, should a nominee be unable to serve, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Governance and Nominating Committee may recommend and the Board of Directors may propose.

Information regarding the nominees and other directors filling unexpired terms is set forth on the following page, including information regarding their principal occupations currently and for the preceding five years. Ownership of Common Stock of the Company is given as of March 31, 2006. To the best of the Company’s knowledge, unless otherwise indicated below, the persons indicated possess sole voting and investment power with respect to their stock ownership.

Name and Age	Principal Occupation and other Directorships	Director Since	Year Current Term Expires	Amount of Common Stock Ownership		Percent of Outstanding Common Stock
Nominees proposed for Election for Terms Expiring in 2009
Paul J. Anderson (74)	Private Investor.	1975	2006	161,118	(1)	1.84%
Wayne E. Sampson† (76)	Management consultant; Director of Hector Communications Corporation (independent telephone companies).	1981	2006	420,871	(2)	4.81%

Directors Serving Unexpired Terms
Gerald D. Pint (70)	Telecommunications consultant since September 1993. Prior thereto, Group Vice President, Telecom Systems Group, 3-M Company, 1989-1993. Director of Hector Communications Corporation (independent telephone companies) and Inventronics Ltd. (telecommunications equipment company).	1997	2007	26,000	(3)	*
Curtis A. Sampson† (72)	Chairman of the Board and Chief Executive Officer of the Company; Chairman of the Board, Hector Communications Corporation (independent telephone companies); Chairman of the Board, Canterbury Park Holding Corporation (thoroughbred racing and card club wagering).	1969	2007	1,552,882	(4)	17.66%
Edwin C. Freeman (50)	Vice President and General Manager, Bro-Tex, Inc. (paper and cloth wiper products, and fiber product recycler) since March 1992.	1988	2008	38,367	(5)	*
Luella G. Goldberg (69)	Trustee, University of Minnesota Foundation since 1975; Chair, from 1996 to 1998. Trustee Emerita of Wellesley College since 1996. Member, Carlson School Board of Overseers, University of Minnesota, since 1979. Director, TCF Financial Corporation, Hormel Foods Corporation, ING Group and Hector Communications Corporation.	1997	2008	29,000	(3)	*
Randall D. Sampson† (48)	Chief Executive Officer of Canterbury Park Holding Corporation (thoroughbred racing and card club wagering).	1999	2008	83,824	(6)	*

   †            W.E. Sampson and C.A. Sampson are brothers, and R.D. Sampson is the son of C.A. Sampson.

   *            Indicates less than one percent ownership.

(1)             Includes 104,309 shares owned by Mr. Anderson directly, 29,809 shares owned by his spouse and 27,000 shares that may be purchased pursuant to currently exercisable stock options

(2)             Includes 14,150 shares owned by Mr. Wayne Sampson directly, 300 shares owned by his spouse, as to which beneficial ownership is disclaimed, 379,421 shares owned by the CSI ESOP, of which Mr. Sampson is a Trustee, and 27,000 shares which may be purchased pursuant to currently exercisable stock options. Mr. Sampson disclaims any beneficial ownership of the shares owned by the CSI ESOP.

(3)             Includes 25,000 shares that may be purchased pursuant to currently exercisable stock options.

(4)             Includes 1,077,209 shares owned by Mr. Curtis A. Sampson directly, 16,323 shares owned by his spouse, as to which beneficial ownership is disclaimed, 64,500 shares which may be purchased within 60 days from the date hereof pursuant to outstanding stock options, and 379,421 shares owned by the Communications Systems, Inc. Employee Stock Ownership Plan (“CSI ESOP”) of which Mr. Sampson is a Trustee, and 15,429 shares of Company common stock owned by the Hector Communications Corporation Employee Stock Ownership Plan (“Hector ESOP”) of which Mr. Sampson is also a Trustee. Mr. Sampson disclaims any beneficial ownership of shares owned by the CSI ESOP and the Hector ESOP in excess of the 25,801 shares allocated to his CSI ESOP account as of December 31, 2005.

(5)             Includes 9,267 shares owned by Mr. Freeman directly, 2,100 shares owned by his spouse, as to which beneficial ownership is disclaimed, and 27,000 shares that may be purchased pursuant to currently exercisable stock options.

(6)             Includes 37,524 shares owned by Mr. Sampson directly, 28,300 shares owned by his spouse and children, and 18,000 shares that may be purchased pursuant to currently exercisable stock options..

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Summary Ownership Table

The following table sets forth sets forth certain information with respect to the Company’s Common Stock beneficially owned by:  (i) each person known by the Company to own of record or beneficially five percent (5%) or more of the Company’s Common Stock, (ii) each Named Executive Officer listed under “Executive Compensation and Other Information,” and (iii) all officers and directors of the Company as a group, based upon information available as of March 31, 2006 (unless otherwise noted). Ownership information for the Company’s directors is listed under “Proposal One:  Election of Directors.”

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Curtis A. Sampson †	1,552,882	(1)	17.66%
FMR Corp. 82 Devonshire Street Boston, MA 02109	628,481	(2)	7.21%
Gabelli Asset Management Inc. One Corporate Center Rye, NY 10580-1435	547,000	(3)	6.27%
John C. Ortman 1506 17th Street Lawrenceville, IL 62439	543,350		6.23%
Putnam, LLC One Post Office Square Boston, MA 02109	497,856	(4)	5.83%
Paul N. Hanson 213 South Main Street Hector, MN 55342	510,694	(5)	5.83%
Jeffrey K. Berg †	53,770	(6)	*
Daniel G. Easter †	3,300	(7)	*
David T. McGraw †	11,579	(8)	*
Thomas J. Lapping †	128,758	(9)	1.47%
All directors and executive officers as a group (16 persons)	2,322,170	(10)	25.56%

   *           Indicates less than one percent ownership.

   †           Named Executive Officer of the Company.

(1)          See footnote 7 under “Proposal One:  Election of Directors.”

(2)          Based upon the Schedule 13G/A filed by FMR Corp. with the Securities and Exchange Commission on February 14, 2006. The aggregate number of shares listed are owned by Fidelity Low Priced Stock Fund, an investment company of Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp.

(3)          The aggregate number of shares listed are held by the following entities, which are deemed to be controlled, directly or indirectly, by or affiliated with Gabelli Asset Management Inc., as reported on the most recent Schedule 13D/A filed with the Securities and Exchange Commission on November 13, 2003: Gabelli Funds, LLC, GAMCO Investors, Inc. and MJG Associates, Inc.

(4)          The aggregate number of shares listed above are held by Putnam, LLC and Putnam Advisory Company, LLC, a wholly-owned subsidiary of Putnam, LLC, as reported on the most recent Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2003.

(5)          Includes 1,411 shares owned by Mr. Hanson’s spouse, as to which beneficial ownership is disclaimed, 36,000 shares which may be purchased within 60 days from the date hereof pursuant to outstanding stock options, 379,421 shares owned by the CSI ESOP, of which Mr. Hanson is a Trustee, and 15,429 shares of Company Stock owned by the Hector ESOP, of which Mr. Hanson is a Trustee. Mr. Hanson disclaims any beneficial ownership of shares owned by the CSI ESOP and the Hector ESOP in excess of the 12,726 shares allocated to his CSI ESOP account as of December 31, 2005.

(6)          Includes 39,400 shares deemed outstanding pursuant to options exercisable within sixty days.

(7)          Represents shares deemed outstanding pursuant to options exercisable within sixty days.

(8)          Includes 11,000 shares deemed outstanding pursuant to options exercisable within sixty days.

(9)          Includes 21,600 shares deemed outstanding pursuant to options exercisable within sixty days.

(10)   Includes 1,484,177 shares owned by officers and directors as a group directly, 78,243 shares held by their respective spouses and children, 364,900 shares that may be purchased by directors and officers within sixty days from the date hereof pursuant to outstanding stock options, 379,421 shares owned by the CSI ESOP and 15,429 shares of Company common stock owned by the Hector ESOP. Messrs. Curtis A. Sampson, Wayne E. Sampson and Paul N. Hanson serve as Trustees of the CSI ESOP and Mr. Curtis A. Sampson and Mr. Paul N. Hanson serve as Trustees of the Hector ESOP; except for shares allocated to their respective accounts, Messrs. W. Sampson, C. Sampson and P. Hanson disclaim beneficial ownership of the shares held by the two ESOPs.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s officers, directors and beneficial holders of 10% or more of the Company’ securities are required to file reports of their beneficial ownership with the Securities and Exchange Commission on Forms 3, 4 and 5. According to the Company’s records, all reports required to be filed during this period pursuant to Section 16(a) were timely filed, except as follows:  a Form 4 was not timely filed by Messrs. Anderson, Freeman, Green, Pint, R. Sampson and W. Sampson and Ms. Goldberg to report stock options granted in May 2005 pursuant to the Company’s Stock Option Plan for Non-employee Directors. These directors subsequently reported the transaction described above on a Form 4 or 5 filed with the SEC.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following tables show, for the fiscal years ending December 31, 2005, 2004 and 2003, the cash and other compensation paid to, or accrued for, Curtis A. Sampson, our Chief Executive Officer, and the four next most highly compensated executive officers of the Company, as of December 31, 2005, in all capacities served (the “Named Executive Officers”), as well as information relating to option grants, option exercises and fiscal year end option values applicable to such persons.

Summary Compensation Table

	Annual Compensation			Long Term Compensation Plans
Name and Principal Position	Year	Salary	Bonus(1)	Securities Underlying Options(1)	Long Term Incentive Plan(1)	All Other Compensation(2)
Curtis A. Sampson, Chief Executive Officer (3)	2005 2004 2003	$206,375 203,846 195,194	$110,279 132,358 17,549	— 38,000 18,000	$86,400 — —	$5,660 6,150 4,500
Jeffrey K. Berg, President and Chief OperatingOfficer (4)	2005 2004 2003	236,845 232,474 219,615	99,445 118,035 17,549	— 36,000 15,000	76,272 — —	12,660 12,650 10,500
Daniel G. Easter, President and General Manager Transition Networks, Inc.	2005 2004 2003	184,903 187,288 177,322	70,071 80,561 100,037	— 13,200 9,000	45,225 — —	5,660 6,150 4,500
David T. McGraw President and General Manager Suttle Apparatus (5)	2005 2004 2003	169,615 145,817 128,471	121,079 128,478 45,067	— 11,100 7,800	56,250 — —	12,660 12,650 9,732
Thomas J. Lapping, President and General Manager JDL Technologies, Inc.	2005 2004 2003	157,730 144,000 130,385	56,392 62,063 76,214	— 10,000 7,200	14,200 — —	11,682 11,737 9,652

Note:                      Certain columns have not been included in this table because the information called for therein is not applicable to the Company or the individual named above for the periods indicated.

(1)          Stock option awards in 2004 and 2003 were generally determined in the first three months of each year. Following the 2004 awards, the Company discontinued further option grants concurrent with the implementation of a long term incentive plan that provides for cash awards tied to achieving specified performance targets. The first awards were earned as of December 31, 2005 for the two-year period ending at that date and paid in early 2006. Future awards will be paid every two years based on performance measured over four year periods. See “Compensation Committee Report” below for further information regarding base salary, bonus, stock option and long-term incentive plan compensation.

(2)          All other compensation for Messrs. Sampson, Berg, Lapping, Easter, and McGraw consisted of Company contributions to the Company’s 401(k) Plan and Employee Stock Ownership Plan.

(3)          In fiscal 2005, Mr. Sampson devoted approximately 50% of his working time to the Company. In the balance of his working time, Mr. Sampson serves as Chairman and Executive Officer of Hector Communications Corporation, for which he is separately compensated.

(4)          Mr. Berg was promoted to the position of President and Chief Operating Officer on March 11, 2002.

(5)          Mr. McGraw was appointed President and General Manager of Suttle Apparatus in October 2002. Prior to October 2002, he served as Chief Operating Officer for JDL Technologies, Inc.

Aggregated Option Exercises
in 2005 and Year-End Option Values

	Shares Acquired	Value Realized (Market Price at exercise less	Number of Unexercised Options at 12/31/05		Value of Unexercised In-the-Money Options at FY-End(1)
Name	on Exercise	exercise price)	Exercisable	Nonexercisable	Exercisable	Nonexercisable
Curtis A. Sampson	—	—	79,500	9,500	239,123	26,268
Jeffrey K. Berg	—	—	39,400	9,000	129,830	32,670
Daniel G. Easter	6,300	18,376	3,300	3,300	2,079	11,979
David T. McGraw	—	—	11,000	2,700	34,856	9,801
Thomas J. Lapping	—	—	28,320	2,500	111,715	9,075

(1)          Based on the last sale price of $12.28 per share on December 31, 2005.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Our executive compensation programs are administered by the Compensation Committee of the Board of Directors. The Committee is currently composed of independent, non-employee directors, none of whom was at any time during the past fiscal year an officer or employee of the Company, was formerly an officer of the Company or any of its subsidiaries, or had any employment relationship with the Company. Mr. Sampson, the Company’s Chairman and Chief Executive Officer, participated in the deliberations of the Compensation Committee that occurred during fiscal 2005 regarding executive compensation, but did not take part in deliberations regarding his own compensation. Mr. Sampson’s participation in the deliberations of the Compensation Committee included providing information on the performance of people who work at the Company and advisory recommendations regarding the appropriate levels of compensation for the Company’s officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee appointed by the Company’s Board of Directors has primary responsibility in regard to determinations relating to executive compensation and administration of the Company’s stock option plans, including authorizing awards under the Company’s Stock Plan. The Committee operates under a written charter adopted by the full Board.

Compensation Policies

It is the objective of the Compensation Committee to pay compensation at levels that will attract, retain and motivate executives with superior leadership and management abilities and to structure the forms of compensation paid in order that their interests will be closely aligned with Company’s in achieving superior financial performance. Until early 2004 it was the Committee’s practice to achieve these objectives through a mix of base salary, bonus and equity based compensation. In early 2004 the Company determined that it would discontinue option grants after 2004 (except for option grants to directors) in connection with the implementation of a long term incentive plan that is currently available to 19 officers and key management selected by the Committee who have a significant impact on the long term financial results of the Company overall or its principal business units. Under this plan, after the two-year phase in period discussed below, eligible employees will receive awards every two years that cover a four-year performance period. The incentive targets for each participant for each performance period are established, in the Committee’s discretion, based on return on assets measures of Company or business unit performance or a combination of both. At the end of each performance period participating employees receive cash payments based upon performance as measured against minimum, target and maximum goals established for the respective participants. Participating employees that resign before the termination of a performance period forfeit any entitlement to cash payments for such period. The first cash payments under this program were made in 2006 for performance during the transitional period that began effective January 1, 2004 and ended on December 31, 2005. The Compensation Committee believes that this combination of base salary, bonus and long-term incentive payments provides an appropriate mix of fixed and variable pay and a balance of incentives for short-term and longer term operational performance.

Compensation Elements

Base salaries of the Company’s executive officers are generally established by reference to base salaries paid to executives in similar positions with similar responsibilities based upon publicly available compensation surveys and limited informal surveys by Compensation Committee members. Base salaries are reviewed annually and adjustments are usually made during the first quarter of a fiscal year based primarily on individual and Company performance during the immediately preceding fiscal year. Consideration is given by the Compensation Committee to both measurable financial factors, as well as subjective judgments regarding factors such as development and execution of strategic plans, changes in areas of responsibility and the development and management of employees. The Compensation Committee does not, however, assign specific weights to these various quantitative and qualitative factors in reaching its decisions. Adjustments in 2005 to base compensation paid to the five executives named above represented an average increase of approximately 5.6% and reflected consideration of individual performance of each executive, the performance of the business unit or units for which he had responsibility and the Company’s fiscal 2004 results, in which net income increased approximately 75% compared to fiscal 2003.

Bonuses are intended to provide executives with an opportunity to receive additional cash compensation, but only if they earn it through Company, business unit and individual performance. For 2005, the Compensation Committee used a bonus compensation system based on Company and/or business unit financial targets established at the beginning of the fiscal year, as well as objective and subjective measures of individual performance. The total amount of bonuses paid to the executive officers of the Company named in the table above in 2005 was $457,266, compared to bonuses totaling $521,495 that were paid to such executive officers in fiscal 2004 reflecting, in addition to assessments of individual performance, an 18.7% decrease in operating income from continuing operations in 2005 compared to 2004.

The Committee regards cash compensation paid to the Company’s executive officers as reasonable in relation to published information regarding compensation of executives with similar responsibilities and the Company’ financial performance. It should also be noted that none of the named executive officers has an employment contract with the Company, or rights to any guaranteed severance payments in the event of termination.

As discussed above, the Company has moved from granting stock options to implementation of a long term incentive plan as a better vehicle to align the interests of management with the interests of stockholders and to motivate long term performance by executives. Accordingly, during the first quarter of fiscal 2004, the Committee granted stock options to purchase 81,000 shares of common stock to the five named executive officers. In addition, in December 2004, as a transitional measure further discussed below, the Committee granted stock options to purchase 27,300 shares of common stock to the five named executive officers. Collectively, these grants represented approximately 37.5% of all options granted to all officers and key employees in 2004. The long-term incentive plan discussed above was implemented with a transitional period from January 1, 2004 to December 31, 2005. At the end of this transitional period the five named executives officers earned an aggregate of $278,347 that was paid in early 2006.

Chief Executive Officer Compensation

Mr. Curtis A. Sampson, the Company’s Chief Executive Officer, participates in the same executive compensation plans provided to other senior executives and is evaluated by the same factors applicable to the other executives as described above. Mr. Sampson’s base compensation was increased 1.12% at the beginning of 2005 to $206,375 and he received a bonus of $110,279, compared to a bonus of $132,358 for 2004, under the same bonus program applicable to other executive officers. These determinations reflected a judgment about his individual performance as well as the financial performance of the Company in 2005 and 2004 discussed above. Mr. Sampson devotes approximately 50% of his working time to the Company and 50% to Hector Communications Corporation, where he also serves as Chief Executive Officer. In 2004 Mr. Sampson was awarded options to acquire 38,000 shares of common stock that, because of his significant holdings of Company common stock, under applicable IRS rules were priced at 110% of the market price on the date of grant. Under the long-term incentive plan discussed above for the transitional period from January 1, 2004 to December 31, 2005, Mr. Sampson earned $86,400 that was paid in early 2006. The Compensation Committee believes, based upon their general knowledge of compensation paid to other chief executives and a review of published regional salary data (but without conducting a formal survey), that Mr. Sampson’s total compensation as an executive officer of the Company is reasonable in relation to the scope of his responsibilities and financial performance of the Company during the past several years.

Conclusion

The Committee believes the caliber and motivation of all our employees, and especially our executives and key employees, are essential to the Company’s success. We will continue to evaluate and administer our compensation policies and programs in a manner that we believe will serve the interests of the shareholders.

Submitted by the Compensation Committee of the Board of Directors:

Luella Gross Goldberg	Frederick M. Green	Gerald D. Pint

COMPARATIVE STOCK PERFORMANCE

The following graph presents, at the end of each of the Company’s last five fiscal years, the cumulative total return on the common stock of the Company as compared to the cumulative total return reported for the AMEX Total Return Index (U.S. and Foreign), the AMEX Technology (IT) Index, the AMEX Consumer Manufacturing Index and the AMEX Industrial Manufacturing Index. Company information and each index assumes the investment of $100 on the last business day before January 1, 2000 and the reinvestment of all dividends.

Comparison of Five-Year Cumulative Total Return

	Total Return at December 31
Company or Index	2000	2001	2002	2003	2004	2005
Communications Systems, Inc.	$100.000	87.609	93.101	95.575	146.318	153.637
AMEX Total Return (U.S. and Foreign)	$100.000	93.080	76.081	102.978	118.996	128.761
AMEX Technology (IT)	$100.000	103.561	62.566	96.434	110.824	104.959
AMEX Consumer Manufacturing	$100.000	133.014	141.732	188.222	284.956	351.449
AMEX Industrial Manufacturing	$100.000	79.891	60.233	106.399	113.241	159.984

THE COMPANY’S AUDITORS

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) have been the auditors for the Company since 1982 and have been selected by the Board of Directors, upon recommendation of the Audit Committee, to serve as such for the current fiscal year. A representative of the Deloitte Entities is expected to be present at the

Annual Meeting of Shareholders and will have an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to the Company by the Deloitte Entities for professional services rendered for the fiscal years ended December 31, 2005 and December 31, 2004 The Audit Committee considered and discussed with the Deloitte Entities the provision of non-audit services to the Company and the compatibility of providing such services with maintaining its independence as the Company’s auditor.

Fee Category	2004	2005
Audit Fees	$320,773	328,978
Audit-Related Fees	30,221	17,455
Tax Fees	103,669	88,523
All Other Fees	0	0
Total Fees	$454,563	$434,956

Audit Fees.   This category consists of fees billed for professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports.

Audit-Related Fees.   This category consists of fees billed for assurance and related services, such as our employee benefit plan audits, that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported under “Audit Fees.”

Tax Fees.   This category consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and acquisitions.

Audit Committee Pre-approval Policies and Procedures

In addition to approving the engagement of the independent auditor to audit the Company’s consolidated financial statements, it is the policy of the Committee to approve all use of the Company’s independent auditor for non-audit services prior to any such engagement. To minimize relationships that could appear to impair the objectivity of the independent auditor, it is the policy of the Committee to restrict the non-audit services that may be provided to the Company by the Company’s independent auditor primarily to tax services and merger and acquisition due diligence and integration services and any other services that can clearly be designated as “non-audit” services, as defined by regulation.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for independent, objective oversight of the Company’s financial accounting and reporting, by overseeing the system of internal controls established by management and monitoring the participation of management and the independent auditors in the financial reporting process. The Audit Committee is comprised of independent directors, and acts under a written charter. Each of the members of the current Audit Committee is independent as defined under applicable SEC rules and AMEX listing standards.

The Audit Committee held six meetings during fiscal year 2005. The meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company’s independent accountants, the Deloitte Entities.

During the meetings, the Audit Committee reviewed and discussed the Company’s financial statements with management and the Deloitte Entities. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The discussions with the Deloitte Entities also included the matters required by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS 89 and 90 (Audit Committee Communications).

The Deloitte Entities provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and this information was discussed with The Deloitte Entities.

Based on the discussions with management and the Deloitte Entities, the Audit Committee’s review of the representations of management and the report of the Deloitte Entities, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors

Paul J. Anderson	Edwin C. Freeman	Luella Gross Goldberg

THE PRECEDING REPORT SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) OR THE SECURITIES EXCHANGE ACT OF 1934 (THE “1934 ACT”), EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER THE 1933 ACT OR THE 1934 ACT.

CERTAIN TRANSACTIONS

Transactions and Shared Management with Hector Communications Corporation

The Company makes available to Hector Communications Corporation (“HCC”), which prior to 1990 was a subsidiary of the Company, certain staff services and administrative systems, with the related costs and expenses being paid by HCC. In 2005 and 2004, HCC paid the Company $241,000 and $293,000, respectively, for such services, amounts that management believes are no less than the cost the Company incurred in connection with providing such services.

In fiscal 2005, two of the Company’s executive officers, Curtis A. Sampson and Paul N. Hanson, each devoted 50% of their time to the Company. Messrs. Sampson and Hanson devoted substantially all of the remainder of their working time to HCC, for which Mr. Sampson serves as Chairman and Chief Executive

Officer and Mr. Hanson serves as Vice President, Secretary, Treasurer and a director. These officers are separately compensated by HCC for their services to HCC.

OTHER INFORMATION

Contacting the Board of Directors

Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual Director at:  Communications Systems, Inc., 213 South Main Street, Hector, Minnesota 55342. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual Director, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, a complaint regarding accounting, internal accounting controls or auditing matters will be forwarded to the Chair of the Audit Committee for review. Complaints and other communications may be submitted on a confidential or anonymous basis.

Shareholder Proposals for 2007 Annual Meeting

The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the Company, to present proposals for shareholder action in the Company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the Commission’s proxy rules. The next annual meeting of the shareholders of Communications Systems, Inc. is expected to be held on or about May 24, 2007 and proxy materials in connection with that meeting are expected to be mailed on or about April 10, 2007. Shareholder proposals prepared in accordance with the Commission’s proxy rules to be included in the Company’s Proxy Statement must be received at the Company’s corporate office, 213 South Main Street, Hector, Minnesota 55342, Attention:  President, by December 22, 2006, in order to be considered for inclusion in the Board of Directors’ Proxy Statement and proxy card for the 2007 Annual Meeting of Shareholders. Any such proposals must be in writing and signed by the shareholder.

The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company and (ii) the nomination by shareholders of candidates for election as directors.

Properly Brought Business.   The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder’s intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of the Company’s Bylaws, which are available for inspection by shareholders at the Company’s principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company’s Bylaws.

Shareholder Nominations.   The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of the Company’s Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

Other Matters; Annual Report

Management knows of no other matters that will be presented at the meeting. If any other matters arise at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.

The Company is transmitting with this Proxy Statement its Annual Report for the year ended December 31, 2005. Shareholders may receive, without charge, a copy of the Company’s 2005 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, by writing to Secretary, Communications Systems, Inc., 213 South Main Street, Hector, Minnesota 55342.

By Order of the Board of Directors,
Paul N. Hanson
Secretary

COMMUNICATIONS SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 25, 2006

3:00 p.m. Central Daylight Time

Communications Systems, Inc.

6475 City West Parkway

Eden Prairie, Minnesota

COMMUNICATIONS SYSTEMS, INC.	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 25, 2006

The undersigned hereby appoints Edwin C. Freeman, Luella Gross Goldberg and Gerald D. Pint, or any of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Communications Systems, Inc., to be held May 25, 2006, at 3:00 p.m. Central Daylight Time at the offices of Communications Systems, Inc., 6475 City West Parkway, Eden Prairie, Minnesota, or at any adjournment thereof, upon any and all matters which may properly be brought before the meeting or adjournment thereof, hereby revoking all former proxies.

See reverse for voting instructions.

 Please detach here

1. ELECTION OF DIRECTORS:	01 Paul J. Anderson	☐	Vote FOR	☐	Vote WITHHELD
	02 Wayne E. Sampson		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL ONE.

Address Change? Mark Box			Dated:		, 2006
Indicate Changes Below:	☐

Signature(s) in Box

Please date and sign exactly as your name(s) appears below indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.